Exhibit 3-1 (Cont'd)

                    CERTIFICATE OF AMENDMENT
                             OF THE
          SECOND RESTATED CERTIFICATE OF INCORPORATION
                               OF
                        GANNETT CO., INC.



          The undersigned, being the Vice Chairman and Chief Financial and Administrative Officer of Gannett Co., Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that an amendment of the Second Restated Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors and the Stockholders of the Corporation, in accordance with
Section 242 of the Delaware General Corporation Law, as follows:
          1. Article "FOURTH" is amended to read in its entirety as follows:
                    FOURTH:  The total number of shares of all classes
               of stock which the Corporation shall have authority to issue is Four Hundred Two Million (402,000,000) shares of which Four Hundred Million (400,000,000) shares shall be Common Stock of the par value of One Dollar ($1.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share. A statement of the designations of the authorized classes of stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms, is as follows:

                    A.   Preferred Stock.  The shares of Preferred
               Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including without limiting the generality of the foregoing, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption
               (including sinking fund provisions), the redemption price or prices, and the liquidation preferences and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                    B.   Common Stock.  Subject to all of the
               preferences and rights of the Preferred Stock or a series thereof that may be fixed by a resolution or resolutions of the Board of Directors, (i) dividends may be paid on the Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and
               (ii) each share of Common Stock of the Corporation will be entitled to one vote on all matters on which such stock is entitled to vote.

          2. Old Article "NINTH" shall be renumbered Article "TENTH" and the new Article "NINTH" shall read in its entirety as follows:
                    NINTH:  A director of the Corporation shall not be
               personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          IN WITNESS WHEREOF, the undersigned has subscribed this Certificate by order of the Board of Directors of the Corporation and hereby affirms under penalties of perjury that the facts stated herein are true this 7th day of May, 1987.

                                   s/ Douglas H. McCorkindale
                                   Douglas H. McCorkindale
                                   Vice Chairman and Chief
                                   Financial and Administrative
                                   Officer


ATTEST:


s/ Thomas L. Chapple
Thomas L. Chapple
Secretary